Exhibit (a)(6)


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October 22, 2004


TO:           UNIT HOLDERS OF SECURED INCOME L.P.

SUBJECT:      OFFER TO PURCHASE UNITS

Dear Unit Holder:

We are amending for a second time the Offer to Purchase and related Letters of Transmittal sent to you on September 22, 2004, and amended October 5, 2004 (the "Offer"), which was made by MP FALCON GROWTH 2, LLC; MP VALUE FUND 6, LLC; MPF DEWAAY FUND 2, LLC; MP INCOME FUND 18, LLC; MACKENZIE PATTERSON SPECIAL FUND 7, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, L.P.; MACKENZIE SPECIFIED INCOME FUND, L.P.; MACKENZIE PATTERSON SPECIAL FUND 5, LLC; MP INCOME FUND 16, LLC (collectively the "Purchasers"). The Purchasers are offering to purchase up to 100,000 Units of limited partnership interest (the "Units") in SECURED INCOME L.P., a Delaware limited partnership (the "Partnership"). As amended, the Offer Price is now equal to:

                                 $34.00 per Unit

The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in SECURED INCOME L.P. without the usual transaction costs associated with market sales or partnership transfer fees.

The Purchasers are increasing the Offer Price by amending the Offer, as noted above, by extending the Expiration Date to November 5, 2004, and by making the following additional disclosures:

After carefully reading the Offer as amended, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or fax a duly completed and executed copy of the Letter of Transmittal (printed on green paper) and change of address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

                        MacKenzie Patterson Fuller, Inc.,
                               1640 School Street
                            Moraga, California 94556
                            Facsimile: (925) 631-9119

If you have previously tendered your Units to WEST PUTNAM HOUSING INVESTORS III LLC (the "General Partner Affiliate") pursuant to its Tender Offer dated September 30, 2004, you may withdraw your Units from that offer and tender your Units pursuant to this Offer. We have enclosed a notice of withdrawal that you may use to revoke your tender to the General Partner Affiliate.

If you have any questions or need assistance, please call the Depository at 800-854-8357.

This Offer expires (unless extended) November 5, 2004